Exhibit 99.1

Natus Completes Acquisition of Nicolet Neurodiagnostic Business

SAN CARLOS, Calif. (July 2, 2012) – Natus Medical Incorporated (Nasdaq:BABY) today announced that it has completed the acquisition of the Nicolet neurodiagnostic business from CareFusion (NYSE: CFN) that was announced on April 23, 2012. Based in Middleton, Wis., the Nicolet business employs more than 400 people worldwide and generated sales of approximately $95 million in 2011.

“The Nicolet acquisition strengthens our leadership position in neurodiagnostic and monitoring products. The Nicolet portfolio of electroencephalography (EEG) and electromyography (EMG) systems and related accessories, as well as vascular and obstetric Doppler sensors and connectivity products, will allow us to bring additional value to our customers as well as adding to our customer base around the world,” said Jim Hawkins, Chief Executive Officer of Natus.

“Further, we expect this acquisition to be marginally accretive to non-GAAP earnings in the fourth quarter of this year and to significantly improve our profitability in 2013. Integration activities should be substantially completed by the end of 2012,” added Hawkins.

Natus funded the approximate $58 million cash purchase price with existing cash and borrowings under its credit facility.

About Natus Medical

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn’s environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding the benefits of the Nicolet acquisition including the contribution to non-GAAP earnings and profitability. These statements relate to current estimates and assumptions of our management as of the date of this press release. Future events or Natus’ future financial performance or results involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements, including the successful integration of the Nicloet business, competitive factors in our markets, general economic conditions in our markets, and our ability to produce and ship products in a timely manner. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2011, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com